Exhibit 10.2

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of November 24, 2009, is by and among Easton Development Company, LLC, a California limited liability company (the “Subsidiary Guarantor”), GenCorp Inc., an Ohio corporation (the “Borrower”) and Wachovia Bank, National Association, in its capacity as administrative agent under that certain Amended and Restated Credit Agreement (the “Administrative Agent”), dated as of June 21, 2007 (as amended, restated, amended and restated or otherwise modified, the “Credit Agreement”), by and among the Borrower, the Material Domestic Subsidiaries of the Borrower from time to time party thereto (the “Guarantors”), the Lenders from time to time party thereto and the Administrative Agent.  Capitalized terms used herein but not otherwise defined shall have the meanings provided in the Credit Agreement.

The Subsidiary Guarantor is an Additional Credit Party, and, consequently, the Credit Parties are required by Section 5.10 of the Credit Agreement to cause the Subsidiary Guarantor to become a “Guarantor” thereunder.

Accordingly, the Subsidiary Guarantor and the Borrower hereby agree as follows with the Administrative Agent, for the benefit of the Lenders:

1.            The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to and a “Guarantor” under the Credit Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement.  The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the applicable Credit Documents, including without limitation (a) all of the representations and warranties set forth in Article III of the Credit Agreement and (b) all of the affirmative and negative covenants set forth in Articles V and VI of the Credit Agreement.  Without limiting the generality of the foregoing terms of this Paragraph 1, the Subsidiary Guarantor hereby guarantees, jointly and severally together with the other Guarantors, the prompt payment of the Credit Party Obligations in accordance with Article X of the Credit Agreement.

2.           The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to the Security Agreement, and shall have all the rights and obligations of an “Obligor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement.  The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement.

3.           The Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Subsidiary Guarantor will be deemed to be a party to the Pledge Agreement, and shall have all the rights and obligations of a “Pledgor” thereunder as if it had executed the Pledge Agreement.  The Subsidiary Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all the terms, provisions and conditions contained in the Pledge Agreement.

4.           The Subsidiary Guarantor acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto and each Security Document and the schedules and exhibits thereto.  The information on the schedules to the Credit Agreement and the Security Documents are hereby supplemented (to the extent permitted under the Credit Agreement or Security Documents) to reflect the information shown on the attached Schedule A.

5.           The Borrower confirms that the Credit Agreement is, and upon the Subsidiary Guarantor becoming a Guarantor, shall continue to be, in full force and effect.  The parties hereto confirm and agree that immediately upon the Subsidiary Guarantor becoming a Guarantor the term “Credit Party Obligations,” as used in the Credit Agreement, shall include all obligations of the Subsidiary Guarantor under the Credit Agreement and under each other Credit Document.

6.           Each of the Borrower and the Subsidiary Guarantor agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts as the Administrative Agent may reasonably request in accordance with the terms and conditions of the Credit Agreement in order to effect the purposes of this Agreement.

7.           This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

8.           This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without regard to principles of conflicts of laws that would call for the application of the laws of any other jurisdiction.  The terms of Sections 9.13, 9.14, and 9.16 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

9.           This Agreement may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

IN WITNESS WHEREOF, each of the Borrower and the Subsidiary Guarantor has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

SUBSIDIARY GUARANTOR:	EASTON DEVELOPMENT COMPANY, LLC

	By:	/s/ David C. Hatch
Name: David C. Hatch
Title: Chief Operating Officer and Vice President

BORROWER:	GENCORP INC.,
an Ohio corporation

	By:	/s/ J. Scott Neish
Name: J. Scott Neish
Title: Interim President and Interim Chief Executive Officer

Acknowledged, accepted and agreed:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Robert G. McGill Jr.
Name: Robert G. McGill Jr.
Title: Director

SCHEDULE A
to
Joinder Agreement

Schedules to Credit Agreement and Security Documents